Exhibit 99.1

/C O R R E C T I O N -- American Public Education, Inc./

In the news release, American Public Education Reports Fourth Quarter and Full Year 2016 Results, issued 28-Feb-2017 by American Public Education, Inc. over PR Newswire, we are advised by the company that in the first table titled "Registrations and Enrollment" under the "% Change" column, "29%" should be "-29%". The complete, corrected release follows:

American Public Education Reports Fourth Quarter and Full Year 2016 Results

CHARLES TOWN, W.Va., Feb. 28, 2017 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter and year ended December 31, 2016.

Selected Financial Data:

  Fourth quarter 2016 consolidated revenue decreased 8.5% to $78.6 million, compared to $85.9 million in the same period of 2015.
  Net income for the fourth quarter of 2016 decreased to $6.9 million, or $0.42 per diluted share, compared to net income of $9.8 million, or $0.60 per diluted share, in the same period of 2015.

Registrations and Enrollment Highlights:

  Net course registrations at APUS decreased approximately 10% in the fourth quarter of 2016, compared to the prior year period. Net course registrations by returning students decreased approximately 7% year-over-year and net course registrations by new students decreased approximately 29% year-over-year in the fourth quarter of 2016. 1
  APUS student enrollment decreased 8% year-over-year to approximately 88,700 students as of December 31, 2016.2
  For the three months ended December 31, 2016, new student enrollment at HCON increased by approximately 1% year-over-year and total student enrollment decreased by 13% to approximately 1,710 students. However, new student enrollment increased by approximately 22% year-over-year and total student enrollment decreased by approximately 8% year-over-year for the three months ended March 31, 2017 (Winter 2017).3

Financial Results:

Total consolidated revenue for the fourth quarter of 2016 decreased 8.5% to $78.6 million, compared to total revenue of $85.9 million in the fourth quarter of 2015. Consolidated income from operations before interest income and income taxes in the fourth quarter of 2016 was $11.3 million, compared to consolidated income from operations before interest income and income taxes of $15.7 million in the fourth quarter of 2015. Net income for the fourth quarter of 2016 was $6.9 million, or $0.42 per diluted share, compared to net income of $9.8 million, or $0.60 per diluted share for the fourth quarter of 2015. The weighted average diluted shares outstanding for the fourth quarters of 2016 and 2015 were approximately 16.3 million and 16.2 million, respectively. Net income for the fourth quarter of 2015 included $1.6 million of expenses related to workforce realignment and a $2.1 million expense for a write-down of information technology and other assets in our APEI segment. The fourth quarter of 2016 did not include comparable expenses.

For the twelve months ended December 31, 2016, total consolidated revenue decreased 4.5% to $313.1 million, compared to $327.9 million in the prior year period. Consolidated income from operations before interest income and income taxes for the twelve months ended December 31, 2016 was $38.3 million, compared to $52.3 million in the prior year period. Net income for the twelve months ended December 31, 2016 was $24.2 million, or $1.49 per diluted share, compared to net income of $32.4 million, or $1.93 per diluted share in the prior year period. The weighted average diluted shares outstanding for the twelve months ended December 31, 2016 and 2015 were approximately 16.2 million and 16.8 million, respectively.

Adjusted net income (a non-GAAP measure) for the twelve months ended December 31, 2016 was $29.6 million, or $1.82 per diluted share. Adjusted net income for the twelve months ended December 31, 2016 excludes a $4.0 million loss on disposal of student course registration software development in our APEI segment and a $4.7 million expense for impairment of goodwill in our HCON segment, and reflects the applicable tax effect of those adjustments.

Adjusted net income for the twelve months ended December 31, 2015 was $34.7 million, or $2.07 per diluted share. Adjusted net income for the twelve months ended December 31, 2015 excludes $1.6 million of expense related to workforce realignment and $2.1 million of expense for a write-down of information technology and other assets in our APEI segment, and reflects the applicable tax effect of those adjustments. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of December 31, 2016 were approximately $146.4 million, compared to $105.7 million as of December 31, 2015. Capital expenditures were approximately $13.8 million for the twelve months ended December 31, 2016, compared to $26.0 million in the prior year period. Depreciation and amortization was $19.4 million for the twelve months ended December 31, 2016, compared to $20.5 million for the same period of 2015.

Registrations and Enrollment:

American Public University System[1]
For the three months ended December 31,	2016	2015	% Change
Net Course Registrations by New Students	10,300	14,500	-29%
Net Course Registrations	83,000	92,300	-10%

For the twelve months ended December 31,	2016	2015	% Change
Net Course Registrations by New Students	45,800	58,700	-22%
Net Course Registrations	345,400	375,100	-8%

As of December 31,
APUS Student Enrollment[2]	88,700	96,000	-8%

Hondros College of Nursing[3]
For the three months ended December 31,	2016	2015	% Change
New Student Enrollment	533	527	+1%
Total Student Enrollment	1,710	1,970	-13%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS Student Enrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCON Student Enrollment represents the total number of students enrolled in a course immediately after the date by which students may drop a course without penalty.

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income, which excludes certain charges for the loss on disposal of student course registration software development, the write-down of information technology and other assets in our APEI segment and the impairment of goodwill in our HCON segment, and reflects the applicable tax effect of those adjustments. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

First Quarter 2017 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates first quarter 2017 consolidated revenues to decrease between approximately 12% and 10% year-over-year, compared to the first quarter of 2016. The Company expects consolidated net income of between $0.25 and $0.30 per diluted share in the first quarter of 2017, prior to taking into account the effect of impairment, infrequent or unusual transactions, if any.

American Public Education also expects the following results from its subsidiaries in the first quarter of 2017:

  At American Public University System, net course registrations by new students are expected to decrease between 25% and 19% year-over-year and net course registrations are expected to decrease between 11% and 9% year-over-year. 1
  At Hondros College of Nursing, new student enrollment increased by approximately 22% year-over-year and total student enrollment decreased by approximately 8% year-over-year for the three months ended March 31, 2017 (Winter 2017).3

Webcast:

A live webcast of the Company's fourth quarter 2016 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 90,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the period ended September 30, 2016 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2016	2015
	(Unaudited)

Revenues	$78,625	$85,912
Costs and expenses:
Instructional costs and services	30,045	29,725
Selling and promotional	14,503	15,164
General and administrative	17,963	18,202
Loss on disposals of long-lived assets	99	757
Loss on assets held for sale	1	—
Depreciation and amortization	4,760	6,342

Total costs and expenses	67,371	70,190

Income from operations before
interest income and income taxes	11,254	15,722
Interest income, net	5	37

Income before income taxes	11,259	15,759
Income tax expense	4,416	6,078
Equity investment income	50	110

Net income	$6,893	$9,791

Net income per common share:
Basic	$0.43	$0.61
Diluted	$0.42	$0.60

Weighted average number of
common shares:
Basic	16,099	16,182
Diluted	16,290	16,248

	Three Months Ended
Segment Information:	December 31,
	2016	2015
Revenues:
American Public Education, Inc.	$71,082	$78,176
Hondros College of Nursing	$7,543	$7,736
Income (loss) from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$10,705	$14,787
Hondros College of Nursing	$549	$935

	Twelve Months Ended
	December 31,
	2016	2015
	(Unaudited)

Revenues	$313,139	$327,910
Costs and expenses:
Instructional costs and services	117,013	118,848
Selling and promotional	59,095	62,397
General and administrative	68,666	73,047
Loss on disposals of long-lived assets	5,147	817
Loss on assets held for sale	823	—
Impairment of goodwill	4,735	—
Depreciation and amortization	19,384	20,520

Total costs and expenses	274,863	275,629

Income from operations before
interest income and income taxes	38,276	52,281
Interest income, net	116	115

Income before income taxes	38,392	52,396
Income tax expense	14,940	20,072
Equity investment income	703	90

Net income	$24,155	$32,414

Net income per common share:
Basic	$1.50	$1.94
Diluted	$1.49	$1.93

Weighted average number of
common shares:
Basic	16,068	16,676
Diluted	16,214	16,798

	Twelve Months Ended
Segment Information:	December 31,
	2016	2015
Revenues:
American Public Education, Inc.	$283,941	$297,439
Hondros College of Nursing	$29,198	$30,471
Income (loss) from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$41,916	$48,967
Hondros College of Nursing	$(3,640)	$3,314

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the twelve months ended December 31, 2016 and 2015:

(In thousands, except per share data)	Twelve Months Ended December 31,
	2016		2015
	$	Per Share	$	Per Share
	(unaudited)

Net income:	$24,155	$1.49	$32,414	$1.93
Add adjustments:
Loss on disposal of student course
registration software development	3,978	0.25	—	—
Impairment of goodwill	4,735	0.29	—	—
Workforce Realignment Costs	—	—	1,598	0.10
Write-down of Information Technology and
other Assets	—	—	2,105	0.13
Tax effect of non-GAAP adjustments	(3,318)	(0.20)	(1,372)	(0.08)
Adjusted net income:	$29,550	$1.82	$34,745	$2.07

Weighted average number of diluted common
shares outstanding:	16,214		16,798

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880